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                                                                    Exhibit 4(i)


                                LOCKUP AGREEMENT


                           Lockup Agreement, dated ____________________, 2000
(this "Agreement") between Purina Mills, Inc., a Delaware corporation (the "Company"), and _______________________________ (the "Shareholder"). Capitalized
terms used and not defined herein have the meaning ascribed to them in the Plan.

                           In recognition of the benefits conferred on the
Shareholder in connection with the Company's Key Employee Retention Program (the "KERP") and for other good and valuable consideration, the Shareholder agrees with the Company that during a period equal to six months from and after the effective date (the "Effective Date") of the Second Amended Joint Plan of Reorganization of the Company and certain of the Company's direct and indirect subsidiaries (as it may be further amended, the "Plan") the Shareholder will not, nor will he or she seek to offer, sell, offer or contract to sell, pledge, hypothecate, grant any option for the sale of, or otherwise transfer or dispose of, directly or indirectly any shares of, or interest in any shares of, the Company's Common Stock (or securities convertible into or exercisable for such Common Stock) beneficially owned or owned as of record by the Shareholder as of the Effective Date in accordance with the KERP (collectively, a "Transfer"). The foregoing prohibition will not apply to Transfers made by any Shareholder (a) who is an employee of the Company as of the Effective Date at any time after such Shareholder's employment is terminated by the Company without "Good Cause" or by the Shareholder for "Good Reason," in each case in accordance with the terms of the Shareholder's employment agreement with the Company, or (b) to any relative of the Shareholder or trust established for the benefit thereof, in each case without consideration. The Shareholder agrees, however, that in the case of any permitted Transfer in accordance with the foregoing clause (b), the transferee must agree to be bound by the restrictions on Transfer set forth in this Agreement, and, in the case of any permitted Transfer under the foregoing clauses (a) or (b) the transferee must agree to be bound by all restrictions imposed by applicable law.

                           The Shareholder represents and warrants to the
Company that the number of shares of the Company's Common Stock listed opposite his or her name on EXHIBIT A attached hereto are all of the shares of, or interest in any shares of, the Company's Common Stock (or securities convertible into or exercisable for such Common Stock) the Shareholder owns or will own beneficially or of record as of the Effective Date in accordance with the KERP.

                           This Agreement will be binding upon and inure solely
to the benefit of the parties hereto and their successors and assigns and nothing herein, express or implied is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                           This Agreement will be governed by, and construed in
accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.




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                           The parties hereto agree that irreparable damage
would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                           IN WITNESS WHEREOF, the parties have caused this
Agreement to be executed as of the date first written above by their respective officers thereto duly authorized.




                            PURINA MILLS, INC.


                            By:      ____________________________________
                            Name:    ____________________________________
                            Title:   ____________________________________



                            SHAREHOLDER


                            By:      ____________________________________
                            Name:    ____________________________________




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                                    EXHIBIT A



   SHAREHOLDER                                            NUMBER OF SHARES OF
   -----------                                            -------------------
                                                               COMMON STOCK
                                                               ------------